Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Third Quarter Earnings
Billings, MT - October 29, 2025 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (the “Company”) today reported financial results for the third quarter of 2025. For the quarter, the Company reported net income of $71.4 million, or $0.69 per diluted share, which compares to net income of $71.7 million, or $0.69 per diluted share, for the second quarter of 2025 and net income of $55.5 million, or $0.54 per diluted share, for the third quarter of 2024.
HIGHLIGHTS
•Net interest margin increased to 3.34% for the third quarter of 2025, a 4-basis point increase from the second quarter of 2025 and a 33-basis point increase from the third quarter of 2024.
•Other borrowed funds decreased to zero as of September 30, 2025, from $250.0 million as of June 30, 2025 and from $2,080.0 million as of September 30, 2024.
•Non-performing assets decreased $11.9 million, or 6.0%, to $185.6 million as of September 30, 2025, from $197.5 million as of June 30, 2025 and increased $6.7 million, or 3.7%, from $178.9 million as of September 30, 2024.
•Net charge-offs decreased $3.5 million, or 60.3%, to $2.3 million, or an annualized 0.06% of average loans outstanding, as of September 30, 2025, from $5.8 million, or an annualized 0.14% of average loans outstanding, as of June 30, 2025, and decreased $25.1 million, or 91.6%, from $27.4 million, or an annualized 0.60% of average loans outstanding, as of September 30, 2024.
•Criticized loans decreased $38.9 million to $1,164.1 million as of September 30, 2025, compared to $1,203.0 million as of June 30, 2025, and increased $560.8 million, compared to $603.3 million as of September 30, 2024.
•Total deposits decreased $25.6 million at September 30, 2025 from June 30, 2025, with noninterest bearing deposits decreasing by $23.3 million and interest bearing deposits decreasing $2.3 million. Total deposits decreased $259.1 million, or 1.1% from September 30, 2024.
•Since the adoption of its $150 million stock repurchase program on August 28, 2025, the Company repurchased approximately 0.8 million shares of common stock through September 30, 2025 and an additional 1.0 million shares of common stock through October 28, 2025, for a total repurchase of approximately $57.2 million through October 28, 2025 or approximately 1.8 million shares.
•Capital ratios continued to improve during the third quarter of 2025, with our common equity tier 1 capital ratio increasing 47 basis points to 13.90%, compared to the second quarter of 2025, primarily as a result of lower risk-weighted assets.
“We continue to execute on our strategic plan, announced earlier this year, to focus on organic growth and leverage our strong balance sheet to support our customers. Our net interest margin continued to improve, and we maintained a clear focus on managing expenses prudently, with a goal to drive long-term, profitable growth,” said James A Reuter, President and Chief Executive Officer of the Company. “I am especially pleased with the team of senior leaders and relationship bankers, both from within First Interstate, and those who have joined us from other institutions, who are driving our plan forward. Our strong and flexible liquidity and capital levels provide a solid foundation to drive growth and returns for our shareholders.”
DIVIDEND DECLARATION
On October 28, 2025, the Company’s board of directors declared a dividend of $0.47 per common share, payable on November 20, 2025, to common stockholders of record as of November 10, 2025. The dividend equates to a 6.0% annualized yield based on the $31.11 per share average closing price of the Company’s common stock as reported on NASDAQ during the third quarter of 2025.

NET INTEREST INCOME
Net interest income decreased $0.4 million, or 0.2%, to $206.8 million during the third quarter of 2025, compared to net interest income of $207.2 million during the second quarter of 2025. Net interest income increased $1.3 million, or 0.6%, during the third quarter of 2025 compared to the third quarter of 2024, primarily due to a decrease in interest expense resulting from a decrease in average other borrowed funds balances, partially offset by lower interest income on investment securities as a result of a decrease in average rates and average investment security balances and as a result of a decrease in average loan balances.
Interest accretion attributable to the fair value of acquired loans contributed to net interest income during the third quarter of 2025, the second quarter of 2025, and the third quarter of 2024, in the amounts of $3.5 million, $4.2 million, and $4.4 million, respectively.
Net interest margin ratio was 3.34% for the third quarter of 2025, compared to 3.30% during the second quarter of 2025, and 3.01% during the third quarter of 2024. Net FTE (fully-taxable equivalent) interest margin ratio1 was 3.36% for the third quarter of 2025, compared to 3.32% during the second quarter of 2025, and 3.04% during the third quarter of 2024. Excluding interest accretion from the fair value of acquired loans, the adjusted net FTE interest margin ratio1, was 3.30%, an increase of 4 basis points from the prior quarter, primarily driven by lower interest expense resulting from decreased borrowings. Excluding interest accretion from the fair value of acquired loans, on a year-over-year basis, the adjusted net FTE interest margin ratio increased 33 basis points, primarily as a result of lower interest expense resulting from decreased other borrowed funds balances, and a favorable change in the mix of earning assets.
PROVISION FOR CREDIT LOSSES
The Company had no provision for credit losses during the third quarter of 2025. This compares to a reduction of provision for credit losses of $0.3 million and provision for credit losses of $19.8 million during the second quarter of 2025 and the third quarter of 2024, respectively.
For the third quarter of 2025, net charge-offs were $2.3 million, or an annualized 0.06% of average loans outstanding, compared to net charge-offs of $5.8 million, or an annualized 0.14% of average loans outstanding, for the second quarter of 2025 and net charge-offs of $27.4 million, or an annualized 0.60% of average loans outstanding, for the third quarter of 2024. Net loan charge-offs in the third quarter of 2025 were composed of charge-offs of $6.7 million, which was offset by recoveries of $4.4 million. Net loan charge-offs in the second quarter of 2025 were composed of charge-offs of $13.0 million, which was offset by recoveries of $7.2 million. Net loan charge-offs in the third quarter of 2024 were composed of charge-offs of $29.1 million, which was offset by recoveries of $1.7 million.
The Company’s allowance for credit losses as a percentage of period-end loans held for investment was 1.30% at September 30, 2025, compared to 1.28% at June 30, 2025 and 1.25% at September 30, 2024. Coverage of non-performing loans increased to 113.0% at September 30, 2025, compared to 108.0% at June 30, 2025 and 129.2% at September 30, 2024.
NONINTEREST INCOME

For the Quarter Ended	Sep 30, 2025	Jun 30, 2025	$ Change	% Change	Sep 30, 2024	$ Change	% Change
(Dollars in millions)
Payment services revenues	$16.8	$17.8	$(1.0)	(5.6)%	$18.7	$(1.9)	(10.2)%
Mortgage banking revenues	1.5	1.8	(0.3)	(16.7)	1.7	(0.2)	(11.8)
Wealth management revenues	10.4	9.7	0.7	7.2	9.6	0.8	8.3
Service charges on deposit accounts	7.0	6.9	0.1	1.4	6.6	0.4	6.1
Other service charges, commissions, and fees	2.1	2.1	—	—	2.2	(0.1)	(4.5)
Other income	5.9	2.8	3.1	110.7	7.6	(1.7)	(22.4)
Total noninterest income	$43.7	$41.1	$2.6	6.3%	$46.4	$(2.7)	(5.8)%
Noninterest income was $43.7 million for the third quarter of 2025, increasing $2.6 million compared to the second quarter of 2025 and decreasing $2.7 million compared to the third quarter of 2024.
1 Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” and the corresponding table captioned “Non-GAAP Financial Measures” included below for an explanation of the manner in which this measure is calculated and a reconciliation to this measure’s most directly comparable GAAP financial measure.

Payment services revenues decreased $1.0 million and $1.9 million during the third quarter of 2025 compared to the second quarter of 2025 and the third quarter of 2024, respectively. These decreases were mainly the result of lower consumer credit card interchange during the third quarter of 2025 as compared to the second quarter of 2025 and the third quarter of 2024, related to the outsourcing of consumer credit cards in the second quarter of 2025.
Other income increased $3.1 million to $5.9 million during the third quarter of 2025, compared to $2.8 million during the second quarter of 2025. The increase is primarily due to the second quarter of 2025 valuation allowance for loans transferred from loans held for investment to loans held for sale related to the then pending sale of the Arizona and Kansas branches, which transaction closed on October 10, 2025 subsequent to the third quarter of 2025, partially offset by the gain related to the sale of the consumer credit card loan portfolio during the second quarter of 2025. Other income decreased $1.7 million from $7.6 million during the third quarter of 2024, primarily due to a gain-on-sale of assets during the third quarter of 2024.
NONINTEREST EXPENSE

For the Quarter Ended	Sep 30, 2025	Jun 30, 2025	$ Change	% Change	Sep 30, 2024	$ Change	% Change
(Dollars in millions)
Salaries and wages	$66.2	$65.0	$1.2	1.8%	$70.9	$(4.7)	(6.6)%
Employee benefits	18.2	17.9	0.3	1.7	19.7	(1.5)	(7.6)
Occupancy and equipment	18.5	18.6	(0.1)	(0.5)	17.0	1.5	8.8
Other intangible amortization	3.4	3.4	—	—	3.6	(0.2)	(5.6)
Other expenses	51.6	50.2	1.4	2.8	48.2	3.4	7.1
Total noninterest expense	$157.9	$155.1	$2.8	1.8%	$159.4	$(1.5)	(0.9)%
The Company’s noninterest expense was $157.9 million for the third quarter of 2025, an increase of $2.8 million from the second quarter of 2025 and a decrease of $1.5 million from the third quarter of 2024.
Salary and wages expense increased $1.2 million during the third quarter of 2025 compared to the second quarter of 2025 and decreased $4.7 million compared to the third quarter of 2024. The increase when compared to the second quarter of 2025 was primarily due to higher salaries and short-term incentive accruals during the third quarter of 2025. The decrease when compared to the third quarter of 2024 was primarily due to a $3.8 million accrual related to the CEO transition in the third quarter of 2024 and $3.1 million of lower short-term incentive accruals, which were partially offset by higher salaries during the third quarter of 2025.
Employee benefit expenses increased $0.3 million to $18.2 million during the third quarter of 2025, compared to $17.9 million during the second quarter of 2025. Employee benefit expenses decreased $1.5 million from $19.7 million during the third quarter of 2024, primarily due to lower health insurance costs.
Occupancy and equipment expenses decreased $0.1 million to $18.5 million during the third quarter of 2025, compared to $18.6 million during the second quarter of 2025. Occupancy and equipment expenses increased $1.5 million, or 8.8%, during the third quarter of 2025 from $17.0 million during the third quarter of 2024, primarily due to an increase in maintenance and repairs and janitorial costs.
Other expenses increased $1.4 million during the third quarter of 2025 compared to the second quarter of 2025 and increased $3.4 million during the third quarter of 2025 compared to the third quarter of 2024. The increase compared to the second quarter of 2025 was primarily related to the write off of the issuance costs of the $100.0 million of aggregate principle amount of 5.25% fixed-to-floating rate subordinated notes due 2030 that were called for redemption in August 2025. The increase from the third quarter of 2024 was primarily due to increases in legal and consulting services in the third quarter of 2025.
BALANCE SHEET
Total assets decreased $233.5 million, or 0.8%, to $27,332.9 million as of September 30, 2025, from $27,566.4 million as of June 30, 2025 and decreased $2,262.6 million, or 7.6%, from $29,595.5 million as of September 30, 2024, primarily due to decreases in investment securities and loans, the funds from which were partially used to pay down debt, fund decreases in deposits, and securities sold under repurchase agreements.

Investment securities decreased $6.4 million, or 0.1%, to $7,305.8 million as of September 30, 2025, from $7,312.2 million as of June 30, 2025, primarily resulting from pay-downs, maturities, and called securities, partially offset by a $38.2 million increase in fair market values and $725.2 million in purchases of investment securities during the third quarter. Investment securities decreased $969.8 million, or 11.7%, from $8,275.6 million as of September 30, 2024, primarily resulting from called securities and normal pay-downs and maturities, partially offset by a $67.6 million increase in fair market values and $803.5 million in purchases of investment securities during the period.
The following table presents the composition and comparison of loans held for investment as of the quarters-ended:

	Sep 30, 2025	Jun 30, 2025	$ Change	% Change	Sep 30, 2024	$ Change	% Change
Real Estate:
Commercial	$8,496.4	$8,750.9	$(254.5)	(2.9)%	$9,219.3	$(722.9)	(7.8)%
Construction	960.8	1,004.6	(43.8)	(4.4)	1,307.9	(347.1)	(26.5)
Residential	2,136.0	2,157.5	(21.5)	(1.0)	2,217.8	(81.8)	(3.7)
Agricultural	623.0	635.6	(12.6)	(2.0)	726.4	(103.4)	(14.2)
Total real estate	12,216.2	12,548.6	(332.4)	(2.6)	13,471.4	(1,255.2)	(9.3)
Consumer:
Indirect	540.3	607.1	(66.8)	(11.0)	742.2	(201.9)	(27.2)
Direct and advance lines	134.3	134.4	(0.1)	(0.1)	136.9	(2.6)	(1.9)
Credit card	—	—	—	—	76.4	(76.4)	(100.0)
Total consumer	674.6	741.5	(66.9)	(9.0)	955.5	(280.9)	(29.4)
Commercial	2,447.4	2,529.9	(82.5)	(3.3)	2,919.7	(472.3)	(16.2)
Agricultural	495.5	541.4	(45.9)	(8.5)	689.8	(194.3)	(28.2)
Other, including overdrafts	10.2	2.0	8.2	410.0	2.5	7.7	308.0
Deferred loan fees and costs	(9.5)	(10.0)	0.5	(5.0)	(11.8)	2.3	(19.5)
Loans held for investment, net of deferred loan fees and costs	$15,834.4	$16,353.4	$(519.0)	(3.2)%	$18,027.1	$(2,192.7)	(12.2)%
The decline in loans was impacted by $66.8 million of continued amortization of the indirect portfolio for which the Company stopped originating loans during the first quarter of 2025 and larger loan paydowns and payoffs during the third quarter of 2025.
The ratio of loans held for investment to deposits was 70.1%, as of September 30, 2025, compared to 72.3% as of June 30, 2025 and 78.8% as of September 30, 2024.
Total deposits decreased $25.6 million to $22,605.0 million as of September 30, 2025, from $22,630.6 million as of June 30, 2025, primarily due to decreases in interest bearing demand, time, other, and noninterest bearing deposits that were partially offset by increases in other interest bearing deposit categories. Total deposits decreased $259.1 million, or 1.1%, from $22,864.1 million as of September 30, 2024, with decreases in noninterest bearing and time, other interest bearing deposits, which were partially offset by increases in other interest bearing deposit categories.
Securities sold under repurchase agreements decreased $24.1 million, or 4.7%, to $485.2 million as of September 30, 2025, from $509.3 million as of June 30, 2025, and decreased $72.0 million, or 12.9%, from $557.2 million as of September 30, 2024, resulting from normal fluctuations in the liquidity needs of the Company’s clients.
Long-term debt decreased $105.8 million to $146.2 million as of September 30, 2025, from $252.0 million as of June 30, 2025, primarily due to the payoff of $100.0 million of subordinated notes in the third quarter of 2025. Long-term debt increased $8.9 million, from $137.3 million as of September 30, 2024.
Other borrowed funds is composed of variable-rate, overnight and fixed-rate borrowings with remaining contractual tenors of up to one year through the Federal Home Loan Bank. Other borrowed funds decreased $250.0 million, or 100.0%, to zero as of September 30, 2025, from $250.0 million as of June 30, 2025. The decrease was funded by cash flows from paydowns and maturities of loans. Other borrowed funds decreased $2,080.0 million from September 30, 2024. The decrease was funded by cash flows from paydowns and maturities of investment securities and loans, which were utilized for the pay-off of the $1.0 billion Bank Term Funding Program in December 2024 and Federal Home Loan Bank borrowings.
The Company is considered to be “well-capitalized” as of September 30, 2025, having exceeded all regulatory capital adequacy requirements. During the third quarter of 2025, the Company paid regular common stock dividends of approximately $49.1 million, or $0.47 per share and repurchased approximately 0.8 million shares of common stock at a weighted average price of $32.58 per share pursuant to its stock repurchase program discussed above.

CREDIT QUALITY
As of September 30, 2025, non-performing assets decreased $11.9 million, or 6.0%, to $185.6 million, compared to $197.5 million as of June 30, 2025, primarily as a result of a decrease in non-accrual loans.
Criticized loans decreased $38.9 million, or 3.2%, to $1,164.1 million as of September 30, 2025, from $1,203.0 million as of June 30, 2025, primarily as a result of both upgrades and downgrades as well as paydowns and payoffs in the portfolio.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; (vi) return on average tangible common stockholders’ equity; (vii) net FTE interest income; (viii) net FTE interest margin ratio; (ix) adjusted net FTE interest income; and (x) adjusted net FTE interest margin ratio. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average total stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as annualized net income available to common shareholders divided by average tangible common stockholders’ equity. Net FTE interest income is calculated as net interest income, adjusted to include its FTE interest income. Net FTE interest margin ratio is calculated as net FTE interest income divided by average interest earning assets. Adjusted net FTE interest income is calculated as net FTE interest income less purchase accounting interest accretion on acquired loans. Adjusted net FTE interest margin ratio is calculated as annualized adjusted net FTE interest income divided by average interest earning assets. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the most directly comparable capital adequacy GAAP financial measures to the non-GAAP financial measures described in subclauses (i) through (vi) above to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its GAAP net interest income to include fully taxable equivalent adjustments and further adjusts its net interest income on a fully taxable equivalent basis to exclude purchase accounting interest accretion. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to acquisition costs and other adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the “Non-GAAP Financial Measures” table included herein and the textual discussion for a reconciliation of the above-described non-GAAP financial measures to their most directly comparable GAAP financial measures.
Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new or changes in existing governmental regulations or in the way such regulations are interpreted or enforced;

•negative developments in the banking industry and increased regulatory scrutiny;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including, but not limited to, the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT of 2001, the Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council Guidelines and regulations;
•federal deposit insurance increases;
•lending risks and risks associated with loan sector concentrations;
•a decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•effects on the U.S. economy resulting from the implementation of policies by and geopolitical uncertainty from the new presidential administration, including tax regulations and changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•the soundness of other financial institutions;
•the ability to meet cash flow needs and availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•inability to access funding or to monetize liquid assets;
•changes in interest rates;
•interest rate effect on the value of our investment securities;
•cybersecurity risks, including denial-of-service attacks, network intrusions, business e-mail compromise, and other malicious behavior that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information or otherwise have an adverse effect on us;
•the potential impairment of our goodwill and other intangible assets;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•mainstream and social media contagion;
•the loss of the services of key members of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including potential environmental remediation;
•the effectiveness of our operational processes, policies and procedures, and internal control over financial reporting;
•our ability to implement technology-facilitated products and services or be successful in marketing these products and services to our clients;
•the development and use of artificial intelligence;
•risks related to acquisitions, mergers, strategic partnerships, divestitures, and other transactions;
•competition from new or existing financial institutions and non-banks;
•investing in technology;
•incurrence of significant costs related to mergers and related integration activities;
•the volatility in the price and trading volume of our common stock;
•“anti-takeover” provisions in our certificate of incorporation and regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;
•the possibility that we may fail to realize the anticipated benefits of our stock repurchase program;
•our common stock not being an insured deposit;
•the potential dilutive effect of future equity issuances;
•the subordination of our common stock to our existing and future indebtedness;
•the effect of global conditions, earthquakes, volcanoes, tsunamis, floods, fires, drought, and other natural catastrophic events; and
•the impact of climate change and environmental sustainability matters.
These factors are not necessarily all the factors that could cause our actual results, performance, or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Third Quarter 2025 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the third quarter of 2025 at 9:30 a.m. Eastern Time (7:30 a.m. Mountain Time) on Thursday, October 30, 2025. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-800-549-8228; the access code is 69085. To participate via the Internet, visit www.FIBK.com. The call will be recorded and made available for replay on October 30, 2025, after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time), through November 29, 2025, prior to 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time), by dialing 1-888-660-6264; the access code is 69085. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Colorado, Idaho, Iowa, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	David P. Della Camera, CFA	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5363 investor.relations@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	3Q25 vs 2Q25	3Q25 vs 3Q24
Net interest income	$206.8	$207.2	$205.0	$214.3	$205.5	(0.2)%	0.6%
Net interest income on a fully-taxable equivalent ("FTE") basis	208.2	208.6	206.6	215.9	207.1	(0.2)	0.5
Provision for (reduction of) credit losses	—	(0.3)	20.0	33.7	19.8	(100.0)	(100.0)
Noninterest income:
Payment services revenues	16.8	17.8	17.1	17.9	18.7	(5.6)	(10.2)
Mortgage banking revenues	1.5	1.8	1.4	1.5	1.7	(16.7)	(11.8)
Wealth management revenues	10.4	9.7	9.8	10.6	9.6	7.2	8.3
Service charges on deposit accounts	7.0	6.9	6.6	6.7	6.6	1.4	6.1
Other service charges, commissions, and fees	2.1	2.1	2.3	2.5	2.2	—	(4.5)
Total fee-based revenues	37.8	38.3	37.2	39.2	38.8	(1.3)	(2.6)
Other income	5.9	2.8	4.8	7.8	7.6	110.7	(22.4)
Total noninterest income	43.7	41.1	42.0	47.0	46.4	6.3	(5.8)
Noninterest expense:
Salaries and wages	66.2	65.0	68.6	68.5	70.9	1.8	(6.6)
Employee benefits	18.2	17.9	20.0	20.5	19.7	1.7	(7.6)
Occupancy and equipment	18.5	18.6	18.7	18.2	17.0	(0.5)	8.8
Other intangible amortization	3.4	3.4	3.4	3.6	3.6	—	(5.6)
Other expenses	51.6	50.2	49.4	50.0	48.2	2.8	7.1
Other real estate owned expense	—	—	0.5	0.1	—	—	—
Total noninterest expense	157.9	155.1	160.6	160.9	159.4	1.8	(0.9)
Income before income tax	92.6	93.5	66.4	66.7	72.7	(1.0)	27.4
Provision for income tax	21.2	21.8	16.2	14.6	17.2	(2.8)	23.3
Net income	$71.4	$71.7	$50.2	$52.1	$55.5	(0.4)%	28.6%

Weighted-average basic shares outstanding	103,154	103,261	103,092	103,083	102,971	(0.1)%	0.2%
Weighted-average diluted shares outstanding	103,387	103,364	103,416	103,399	103,234	—	0.1
Earnings per share - basic	$0.69	$0.69	$0.49	$0.51	$0.54	—	27.8
Earnings per share - diluted	0.69	0.69	0.49	0.50	0.54	—	27.8

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	3Q25 vs 2Q25	3Q25 vs 3Q24
Assets:
Cash and due from banks	$382.7	$436.6	$390.4	$378.0	$438.9	(12.3)%	(12.8)%
Interest bearing deposits in banks	1,066.4	653.5	480.9	518.5	259.6	63.2	310.8
Federal funds sold	0.1	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	1,449.2	1,090.2	871.4	896.6	698.6	32.9	107.4
Investment securities, net	7,305.8	7,312.2	7,503.8	7,744.6	8,275.6	(0.1)	(11.7)
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	106.8	118.1	150.1	177.4	155.5	(9.6)	(31.3)
Loans held for sale, at fair value	305.6	335.2	0.4	0.9	20.9	(8.8)	NM
Loans held for investment	15,834.4	16,353.4	17,377.3	17,844.9	18,027.1	(3.2)	(12.2)
Allowance for credit losses	(205.8)	(209.6)	(215.3)	(204.1)	(225.4)	(1.8)	(8.7)
Net loans held for investment	15,628.6	16,143.8	17,162.0	17,640.8	17,801.7	(3.2)	(12.2)
Goodwill and intangible assets (excluding mortgage servicing rights)	1,185.5	1,188.9	1,192.4	1,195.7	1,199.3	(0.3)	(1.2)
Company owned life insurance	520.2	516.7	514.2	513.0	511.0	0.7	1.8
Premises and equipment	415.1	413.0	428.9	427.2	432.7	0.5	(4.1)
Other real estate owned	3.4	3.4	3.5	4.3	4.4	—	(22.7)
Mortgage servicing rights	23.8	24.4	24.9	25.7	26.3	(2.5)	(9.5)
Other assets	388.9	420.5	428.2	511.2	469.5	(7.5)	(17.2)
Total assets	$27,332.9	$27,566.4	$28,279.8	$29,137.4	$29,595.5	(0.8)%	(7.6)%

Liabilities and stockholders' equity:
Deposits	$22,605.0	$22,630.6	$22,732.8	$23,015.6	$22,864.1	(0.1)%	(1.1)%
Securities sold under repurchase agreements	485.2	509.3	528.0	523.9	557.2	(4.7)	(12.9)
Other borrowed funds	—	250.0	960.0	1,567.5	2,080.0	(100.0)	(100.0)
Long-term debt	146.2	252.0	130.2	132.2	137.3	(42.0)	6.5
Subordinated debentures held by subsidiary trusts	163.1	163.1	163.1	163.1	163.1	—	—
Other liabilities	484.7	339.6	404.4	431.1	428.0	42.7	13.2
Total liabilities	23,884.2	24,144.6	24,918.5	25,833.4	26,229.7	(1.1)	(8.9)
Stockholders' equity:
Common stock	2,439.3	2,463.5	2,460.2	2,459.5	2,457.4	(1.0)	(0.7)
Retained earnings	1,213.5	1,191.2	1,168.6	1,166.4	1,163.3	1.9	4.3
Accumulated other comprehensive loss	(204.1)	(232.9)	(267.5)	(321.9)	(254.9)	(12.4)	(19.9)
Total stockholders' equity	3,448.7	3,421.8	3,361.3	3,304.0	3,365.8	0.8	2.5
Total liabilities and stockholders' equity	$27,332.9	$27,566.4	$28,279.8	$29,137.4	$29,595.5	(0.8)%	(7.6)%

Common shares outstanding at period end	103,967	104,874	104,910	104,586	104,530	(0.9)%	(0.5)%
Book value per common share at period end	$33.17	$32.63	$32.04	$31.59	$32.20	1.7	3.0
Tangible book value per common share at period end**	21.77	21.29	20.67	20.16	20.73	2.3	5.0

**Non-GAAP financial measure - see “Non-GAAP Financial Measures” included herein for a reconciliation of book value per common share (GAAP) at period end to tangible book value per common share (non-GAAP) at period end.
NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	3Q25 vs 2Q25	3Q25 vs 3Q24

Loans held for investment:
Real Estate:
Commercial	$8,496.4	$8,750.9	$9,196.1	$9,263.2	$9,219.3	(2.9)%	(7.8)%
Construction	960.8	1,004.6	1,097.3	1,244.6	1,307.9	(4.4)	(26.5)
Residential	2,136.0	2,157.5	2,161.4	2,191.6	2,217.8	(1.0)	(3.7)
Agricultural	623.0	635.6	678.1	701.1	726.4	(2.0)	(14.2)
Total real estate	12,216.2	12,548.6	13,132.9	13,400.5	13,471.4	(2.6)	(9.3)
Consumer:
Indirect	540.3	607.1	680.2	725.0	742.2	(11.0)	(27.2)
Direct	134.3	134.4	132.4	134.0	136.9	(0.1)	(1.9)
Credit card	—	—	74.2	77.6	76.4	—	(100.0)
Total consumer	674.6	741.5	886.8	936.6	955.5	(9.0)	(29.4)
Commercial	2,447.4	2,529.9	2,770.6	2,829.4	2,919.7	(3.3)	(16.2)
Agricultural	495.5	541.4	595.8	687.9	689.8	(8.5)	(28.2)
Other	10.2	2.0	1.8	1.6	2.5	410.0	308.0
Deferred loan fees and costs	(9.5)	(10.0)	(10.6)	(11.1)	(11.8)	(5.0)	(19.5)
Loans held for investment	$15,834.4	$16,353.4	$17,377.3	$17,844.9	$18,027.1	(3.2)%	(12.2)%

Deposits:
Noninterest bearing	$5,555.7	$5,579.0	$5,590.2	$5,797.6	$5,919.0	(0.4)%	(6.1)%
Interest bearing:
Demand	6,324.7	6,465.4	6,439.2	6,495.2	6,261.4	(2.2)	1.0
Savings	7,954.0	7,789.6	7,876.4	7,832.3	7,805.5	2.1	1.9
Time, $250 thousand and over	851.1	837.3	823.4	825.0	818.6	1.6	4.0
Time, other	1,919.5	1,959.3	2,003.6	2,065.5	2,059.6	(2.0)	(6.8)
Total interest bearing	17,049.3	17,051.6	17,142.6	17,218.0	16,945.1	—	0.6
Total deposits	$22,605.0	$22,630.6	$22,732.8	$23,015.6	$22,864.1	(0.1)%	(1.1)%

Total core deposits (1)	$21,753.9	$21,793.3	$21,909.4	$22,190.6	$22,045.5	(0.2)%	(1.3)%

(1) Core deposits are defined as total deposits less time deposits, $250 thousand and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	3Q25 vs 2Q25	3Q25 vs 3Q24

Allowance for Credit Losses:
Allowance for credit losses	$205.8	$209.6	$215.3	$204.1	$225.4	(1.8)%	(8.7)%
As a percentage of loans held for investment	1.30%	1.28%	1.24%	1.14%	1.25%
As a percentage of non-accrual loans	113.33	108.77	112.19	147.58	130.52

Net loan charge-offs during quarter	$2.3	$5.8	$9.0	$55.2	$27.4	(60.3)%	(91.6)%
Annualized as a percentage of average loans	0.06%	0.14%	0.21%	1.22%	0.60%

Non-Performing Assets:
Non-accrual loans	$181.6	$192.7	$191.9	$138.3	$172.7	(5.8)%	5.2%
Accruing loans past due 90 days or more	0.6	1.4	3.0	3.0	1.8	(57.1)	(66.7)
Total non-performing loans	182.2	194.1	194.9	141.3	174.5	(6.1)	4.4
Other real estate owned	3.4	3.4	3.5	4.3	4.4	—	(22.7)
Total non-performing assets	$185.6	$197.5	$198.4	$145.6	$178.9	(6.0)%	3.7%

Non-performing assets as a percentage of:
Loans held for investment and OREO	1.17%	1.21%	1.14%	0.82%	0.99%
Total assets	0.68	0.72	0.70	0.50	0.60

Non-accrual loans to loans held for investment	1.15	1.18	1.10	0.78	0.96

Accruing Loans 30-89 Days Past Due	$28.5	$52.2	$90.2	$63.5	$40.7	(45.4)%	(30.0)%

Criticized Loans:
Special Mention	$697.5	$744.9	$543.6	$316.4	$188.9	(6.4)%	269.2%
Substandard	416.9	427.8	469.5	434.8	365.9	(2.5)	13.9
Doubtful	49.7	30.3	13.0	22.1	48.5	64.0	2.5
Total	$1,164.1	$1,203.0	$1,026.1	$773.3	$603.3	(3.2)%	93.0%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	At or for the Quarter ended:
	Sep 30, 2025		Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024
Annualized Financial Ratios (GAAP)
Return on average assets	1.04%		1.03%	0.71%	0.70%	0.74%
Return on average common stockholders' equity	8.22		8.46	6.07	6.22	6.68
Yield on average earning assets	4.73		4.76	4.75	4.86	4.83
Cost of average interest bearing liabilities	1.90		1.95	2.05	2.23	2.41
Interest rate spread	2.83		2.81	2.70	2.63	2.42
Efficiency ratio	61.68		61.10	63.64	60.20	61.85
Loans held for investment to deposit ratio	70.05		72.26	76.44	77.53	78.84

Annualized Financial Ratios - Operating** (Non-GAAP)
Net FTE interest margin ratio	3.36%		3.32%	3.22%	3.20%	3.04%
Tangible book value per common share	$21.77		$21.29	$20.67	$20.16	$20.73
Tangible common stockholders' equity to tangible assets	8.66%		8.47%	8.01%	7.55%	7.63%
Return on average tangible common stockholders' equity	12.53		13.01	9.42	9.71	10.48

Consolidated Capital Ratios
Total risk-based capital to total risk-weighted assets	16.62%	*	16.49%	14.93%	14.38%	14.11%
Tier 1 risk-based capital to total risk-weighted assets	13.90	*	13.43	12.53	12.16	11.83
Tier 1 common capital to total risk-weighted assets	13.90	*	13.43	12.53	12.16	11.83
Leverage Ratio	9.60	*	9.37	9.06	8.71	8.57

*Preliminary estimate - may be subject to change. The regulatory capital ratios presented include the assumption of the transitional method as a result of legislation by the United States Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief ended on December 31, 2024, which allowed a total five-year phase-in of the impact of CECL on capital.
**Non-GAAP financial measures - see “Non-GAAP Financial Measures” included herein for a reconciliation of net interest margin to net FTE interest margin ratio, book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(In millions, except %)	Average Balance	Interest(3)	Average Rate	Average Balance	Interest(3)	Average Rate	Average Balance	Interest(3)	Average Rate
Interest earning assets:
Loans (1)	$16,419.0	$235.0	5.68%	$17,053.8	$240.2	5.65%	$18,209.1	$260.3	5.69%
Investment securities
Taxable (2)	7,144.7	47.8	2.65	7,254.3	49.6	2.74	8,209.7	60.7	2.94
Tax-exempt	180.0	0.9	1.98	181.7	0.8	1.77	185.3	0.9	1.93
Investment in FHLB and FRB stock	107.9	1.3	4.78	139.3	2.1	6.05	176.0	2.8	6.33
Interest bearing deposits in banks	737.8	8.4	4.52	550.9	6.2	4.51	353.1	4.9	5.52
Federal funds sold	0.1	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$24,589.5	$293.4	4.73%	$25,180.1	$298.9	4.76%	$27,133.3	$329.6	4.83%
Noninterest earning assets	2,702.9			2,718.3			2,813.6
Total assets	$27,292.4			$27,898.4			$29,946.9
Interest bearing liabilities:
Demand deposits	$6,326.4	$15.7	0.98%	$6,402.9	$15.0	0.94%	$6,143.9	$15.1	0.98%
Savings deposits	7,841.2	37.8	1.91	7,801.3	36.6	1.88	7,763.4	42.2	2.16
Time deposits	2,782.1	23.4	3.34	2,806.2	23.7	3.39	2,863.1	26.9	3.74
Repurchase agreements	490.8	1.2	0.97	517.4	1.1	0.85	643.9	1.4	0.86
Other borrowed funds	23.0	0.4	6.90	720.4	8.3	4.62	2,526.6	32.0	5.04
Long-term debt	201.1	3.8	7.50	158.4	2.7	6.84	147.2	1.6	4.32
Subordinated debentures held by subsidiary trusts	163.1	2.9	7.05	163.1	2.9	7.13	163.1	3.3	8.05
Total interest bearing liabilities	$17,827.7	$85.2	1.90%	$18,569.7	$90.3	1.95%	$20,251.2	$122.5	2.41%
Noninterest bearing deposits	5,548.7			5,561.3			5,927.2
Other noninterest bearing liabilities	468.2			366.3			461.4
Stockholders’ equity	3,447.8			3,401.1			3,307.1
Total liabilities and stockholders’ equity	$27,292.4			$27,898.4			$29,946.9
Net FTE interest income (non-GAAP)(4)		$208.2			$208.6			$207.1
Less FTE adjustments (3)		(1.4)			(1.4)			(1.6)
Net interest income from consolidated statements of income		$206.8			$207.2			$205.5
Interest rate spread			2.83%			2.81%			2.42%
Net interest margin			3.34			3.30			3.01
Net FTE interest margin ratio (non-GAAP)(4)			3.36			3.32			3.04
Cost of funds, including noninterest bearing demand deposits (5)			1.45			1.50			1.86

(1) Average loan balances include loans held for sale and loans held for investment, net of deferred fees and costs, which include non-accrual loans. Interest income includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2) Includes average balance of unsettled trades on investment securities.
(3) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company’s performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(4) Non-GAAP financial measure - see “Non-GAAP Financial Measures” included herein for a reconciliation to GAAP measures.
(5) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus noninterest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024
Total common stockholders' equity (GAAP)	(A)	$3,448.7	$3,421.8	$3,361.3	$3,304.0	$3,365.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,185.5	1,188.9	1,192.4	1,195.7	1,199.3
Tangible common stockholders' equity (Non-GAAP)	(B)	$2,263.2	$2,232.9	$2,168.9	$2,108.3	$2,166.5

Total assets (GAAP)		$27,332.9	$27,566.4	$28,279.8	$29,137.4	$29,595.5
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,185.5	1,188.9	1,192.4	1,195.7	1,199.3
Tangible assets (Non-GAAP)	(C)	$26,147.4	$26,377.5	$27,087.4	$27,941.7	$28,396.2

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$3,447.8	$3,401.1	$3,355.1	$3,332.1	$3,307.1
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,187.1	1,190.5	1,193.9	1,197.4	1,201.0
Average tangible common stockholders' equity (Non-GAAP)	(E)	$2,260.7	$2,210.6	$2,161.2	$2,134.7	$2,106.1

Net interest income	(F)	$206.8	$207.2	$205.0	$214.3	$205.5
FTE interest income		1.4	1.4	1.6	1.6	1.6
Net FTE interest income (Non-GAAP)	(G)	208.2	208.6	206.6	215.9	207.1
Less purchase accounting accretion		3.5	4.2	4.7	8.6	4.4
Adjusted net FTE interest income (Non-GAAP)	(H)	$204.7	$204.4	$201.9	$207.3	$202.7

Average interest earning assets	(I)	$24,589.5	$25,180.1	$26,059.0	$26,811.6	$27,133.3
Total quarterly average assets	(J)	27,292.4	27,898.4	28,818.9	29,618.9	29,946.9
Annualized net income available to common shareholders	(K)	283.3	287.6	203.6	207.3	220.8
Common shares outstanding	(L)	103,967	104,874	104,910	104,586	104,530

Return on average assets (GAAP)	(K) / (J)	1.04%	1.03%	0.71%	0.70%	0.74%
Return on average common stockholders' equity (GAAP)	(K) / (D)	8.22	8.46	6.07	6.22	6.68
Average common stockholders' equity to average assets (GAAP)	(D) / (J)	12.63	12.19	11.64	11.25	11.04
Book value per common share (GAAP)	(A) / (L)	$33.17	$32.63	$32.04	$31.59	$32.20
Tangible book value per common share (Non-GAAP)	(B) / (L)	21.77	21.29	20.67	20.16	20.73
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B) / (C)	8.66%	8.47%	8.01%	7.55%	7.63%
Return on average tangible common stockholders' equity (Non-GAAP)	(K) / (E)	12.53	13.01	9.42	9.71	10.48
Net interest margin (GAAP)	(F*) / (I)	3.34	3.30	3.19	3..18	3.01
Net FTE interest margin ratio (Non-GAAP)	(G*) / (I)	3.36	3.32	3.22	3.20	3.04
Adjusted net FTE interest margin ratio (Non-GAAP)	(H*) / (I)	3.30	3.26	3.14	3.08	2.97

*Annualized